Exhibit 99.1

DCP Midstream Announces Sustainability-Linked Amendment and Renewal of Revolving Credit Facility

DENVER, March 22, 2022 – DCP Midstream, LP (NYSE: DCP) announced the amendment and renewal of its $1.4 billion revolving credit facility, which now includes sustainability-linked pricing metrics.

The interest and fees paid on the credit facility are linked to two sustainability metrics, DCP’s progress toward reaching its target to reduce greenhouse gas (GHG) emissions, as published in its 2021 Sustainability Report, and outperforming midstream industry peers in safety performance.

“This is an innovative transaction and one of the first sustainability-linked financing arrangements within the midstream industry,” said Wouter van Kempen, chairman, president, and CEO. “We set aggressive goals, committing to a 30% reduction in our greenhouse gas emissions by 2030 and a net zero target by 2050, and this transaction demonstrates DCP’s accountability to meeting these goals and improving our sustainability performance.”

The $1.4 billion unsecured revolving credit facility has been extended five years and will mature in March 2027. Additionally, in anticipation of the cessation of the London Interbank Offered Rate (“LIBOR”), this is one of the energy industry’s first credit facilities linked to the Secured Overnight Financing Rate (“SOFR”).

“We are delighted to support the transition to new benchmark interest rates through this syndicated SOFR facility,” said Sean O’Brien, group vice president and chief financial officer. “We appreciate the strong support and commitment from our relationship banks. This facility extension, coupled with the successful execution of our strategy, continues to set up DCP as an industry leader and for long-term sustainability.”

Mizuho Bank, Ltd. and JPMorgan Chase Bank, N.A. acted as joint lead arrangers for the facility, and Mizuho acted as DCP’s Sustainability Structuring Agent. To learn more about DCP’s company-wide sustainability efforts visit https://www.dcpmidstream.com/sustainability/.

About DCP Midstream, LP

DCP Midstream, LP (NYSE: DCP) is a Fortune 500 midstream master limited partnership headquartered in Denver, Colorado, with a diversified portfolio of gathering, processing, logistics and marketing assets. DCP is one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. The owner of DCP’s general partner is a joint venture between Enbridge and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

Forward-Looking Statements

This news release includes forward-looking statements as defined under the federal securities laws, including statements regarding DCP Midstream, LP’s goals, commitments, and targets with respect to greenhouse gas emissions, safety, sustainability, and aspects of the revolving credit facility. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties, and other assumptions that are difficult to predict and may be beyond the control of DCP Midstream, LP. If any of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the actual results, performance, or events may vary materially from what was expressed or implied herein. For a list and description of risks and uncertainties, please see DCP Midstream, LP’s reports and other filings with the U.S. Securities and Exchange Commission. The statements herein speak only as of the date of this news release. DCP Midstream, LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

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INVESTOR RELATIONS:	Mike Fullman

Phone:	303-605-1628